EXHIBIT 4.4

WARRANT AGREEMENT

dated as of May 27, 2010

between

Cooper-Standard Holdings Inc.

and

Computershare Inc.

and

Computershare Trust Company, N.A., collectively

as Warrant Agent

i

ii

WARRANT AGREEMENT

This Warrant Agreement (“Warrant Agreement”) dated as of May 27, 2010 is between Cooper-Standard Holdings Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation and Computershare Trust Company, N.A., a federally chartered, limited purpose trust company (collectively, the “Warrant Agent,” or individually, “Computershare” and the “Trust Company,” respectively).

WITNESSETH THAT:

WHEREAS, pursuant to the terms and conditions of the Debtors’ First Amended Joint Plan of Reorganization, dated March 19, 2010, as the same may be amended, modified or restated from time to time (the “Plan”) relating to the reorganization under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) of the Company and certain of its direct and indirect subsidiaries, the Subordinated Holders and Backstop Parties (such parties, the “Initial Warrantholders”) are to be issued warrants (the “Warrants”) exercisable until the Expiration Date (as defined below), to purchase up to an aggregate of 2,419,753 shares of New Common Stock at an exercise price of $27.33 per share, as the same may be adjusted pursuant to Article 4 hereof (the “Exercise Price”);

WHEREAS, certain of the Warrants are being issued to Subordinated Holders in an offering in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 1145 of the Bankruptcy Code, and of any applicable state securities or “blue sky” laws;

WHEREAS, certain of the Warrants are being issued to the Backstop Parties in an offering exempt from the registration requirements of the Securities Act, and of any applicable state securities or “blue sky” laws; and

WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing to act, in connection with the issuance, exchange, transfer, substitution and exercise of Warrants.

NOW THEREFORE in consideration of the mutual agreements herein contained, the Company and the Warrant Agent agree as follows:

Article 1

Definitions

Section 1.01 Certain Definitions. As used in this Warrant Agreement, the following terms shall have their respective meanings set forth below:

“Adjustment Event” has the meaning set forth in Section 4.06.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agent Members” has the meaning set forth in Section 2.02(b).

“Authentication Order” means a Company Order for authentication and delivery of Warrants.

“Backstop Parties” means the parties identified as “Backstop Parties” in the Plan.

“Beneficial Holder” means any Person beneficially owning an interest in a Global Warrant, as evidenced by the book-entry system maintained by the Depositary (or its agent).

“Board of Directors” means the board of directors of the Company or any committee of such board duly authorized to exercise the power of such board with respect to the matters provided for in this Warrant Agreement as to which the board is authorized or required to act.

“Business Day” means any day other than a Saturday or Sunday or other than a day on which the New York Stock Exchange is authorized or obligated by law or executive order to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of the Company and all warrants or options to acquire such capital stock.

“Cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Certificated Warrant” means a Warrant represented by a Warrant Certificate, in definitive, fully registered form.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Date” means the effective date of the Plan.

“Closing Sale Price” means, as of any date:

(i) if the shares of New Common Stock or other security are listed on the New York Stock Exchange, the closing sale price per share of New Common Stock or other security (or if no closing sale price is reported, the last reported sale price) on such date on the New York Stock Exchange;

(ii) if the shares of New Common Stock or other security are not listed on the New York Stock Exchange, the closing sale price per share of New Common Stock or other security (or if no closing sale price is reported, the last reported sale price) on such date in composite trading for the principal U.S. national or regional securities exchange on which the shares of New Common Stock or other security are then listed;

(iii) if the shares of New Common Stock or other security are not listed on a U.S. national or regional securities exchange, the last quoted bid price per share of New Common Stock or other security in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization; or

(iv) if the shares of New Common Stock or other security are not listed on a U.S. national or regional securities exchange or quoted as described in clause (iii) above, the market price per share of New Common Stock or other security on the relevant date as determined in good faith by the Board of Directors, subject to Section 4.10(b) hereof.

If during a period applicable for calculating Closing Sale Price, an (or another) issuance, distribution, subdivision, combination or other transaction or event occurs that requires an adjustment to the Exercise Price or Number of Warrants pursuant to Article 3 hereof, Closing Sale Price shall be calculated for such period in a manner determined by the Board of Directors to appropriately reflect the impact of such issuance, distribution, subdivision or combination or other transaction or event on the price of the New Common Stock during such period.

“Company” has the meaning set forth in the preamble.

“Company Order” means a written order signed in the name of the Company by any two officers, at least one of whom must be its Chief Executive Officer, its Chief Financial Officer, its Treasurer, an Assistant Treasurer, or its Controller, and delivered to the Warrant Agent.

“Convertible Securities” means options, rights, warrants or other securities convertible into or exchangeable or exercisable for shares of New Common Stock.

“Depositary” means The Depository Trust Company, its nominees, and their respective successors.

“Determination Date” has the meaning set forth in Section 4.06.

“Effective Consideration” means the amount paid or payable to acquire shares of New Common Stock (or in the case of Convertible Securities, the amount paid or payable to acquire the Convertible Security, if any, plus the exercise price for the underlying New Common Stock).

“Equity Commitment Agreement” means the Commitment Agreement dated as of March 19, 2010 by and between the Company and the Backstop Parties.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Ex-Date” (i) when used with respect to any issuance or distribution, means the first date on which the New Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution, and (ii) when used with respect to any subdivision, split, combination or reclassification of shares of New Common Stock, means the first date on which the New Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision, split, combination or reclassification becomes effective.

“Exercise Date” has the meaning set forth in Section 3.02(b).

“Exercise Notice” means, for any Warrant, the exercise notice set forth on the reverse of the Warrant Certificate, substantially in the form set forth in Exhibit B hereto.

“Exercise Price” has the meaning set forth in the Recitals.

“Expiration Date” means, for any Warrant, November 27, 2017.

“Full Physical Settlement” means the settlement method pursuant to which an exercising Warrantholder shall be entitled to receive from the Company, for each Warrant exercised, a number of shares of New Common Stock equal to the Full Physical Share Amount in exchange for payment by the Warrantholder of the Exercise Price.

“Full Physical Share Amount” has the meaning set forth in Section 3.03(b).

“Fundamental Change” has the meaning set forth in Section 4.07(a).

“Global Restricted Warrant” means a Warrant, other than a Global Unrestricted Warrant, in the form of a permanent global Warrant Certificate, in definitive, fully registered form and bearing the Restricted Warrant Legend.

“Global Unrestricted Warrant” means a Warrant in the form of a permanent global Warrant Certificate, in definitive, fully registered form, issued pursuant to Section 1145 of the Bankruptcy Code.

“Global Warrant” means any Global Restricted Warrant or any Global Unrestricted Warrant.

“Global Warrant Legend” means the legend substantially in the form set forth in Exhibit A-1 hereto.

“Initial Warrantholders” has the meaning set forth in the Recitals.

“Net Share Amount” has the meaning set forth in Section 3.03(c).

“Net Share Settlement” means the settlement method pursuant to which an exercising Warrantholder shall be entitled to receive from the Company, for each Warrant exercised, a number of shares of New Common Stock equal to the Net Share Amount without any payment therefor.

“New Common Stock” means the new common stock, par value $0.001 per share, of the Company.

“Number of Warrants” means, for a Warrant Certificate, the “Number of Warrants” specified on the face of such Warrant Certificate (or, in the case of a Global Warrant, on Schedule A to such Warrant Certificate), subject to adjustment pursuant to Article 3.

“Offer Expiration Date” has the meaning set forth in Section 4.01(e).

“Officer’s Certificate” means a certificate signed by any two officers of the Company, at least one of whom must be its Chief Executive Officer, its Chief Financial Officer, its Treasurer, an Assistant Treasurer, or its Controller.

“Open of Business” means 9:00 a.m., New York City time.

“Person” means an individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Plan” has the meaning set forth in the Recitals.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of New Common Stock have the right to receive any cash, securities or other property or in which New Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of New Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Reference Property” has the meaning set forth in Section 4.08(a).

“Reorganization Event” has the meaning set forth in Section 4.08(a).

“Restricted Certificated Warrant” has the meaning set forth in Section 2.02(e).

“Restricted Securities” has the meaning set forth in Section 2.07.

“Restricted Warrant Legend” means the legend substantially in the form set forth in Exhibit A-2 hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Date” means, in respect of a Warrant that is exercised hereunder, the third Trading Day immediately following the Exercise Date for such Warrant.

“Subordinated Holders” means the holders of pre-petition claims with respect to the Company’s 8 3/8% Senior Subordinated Notes due 2014 identified as “Holders of Allowed Senior Subordinated Note Claims” in the Plan.

“Trading Day” is any day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal United States national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a United States national or regional securities exchange, on the principal other market (including any over-the-counter market or quotation system) on which the Common Stock is then traded.

“Trigger Event” has the meaning set forth in Section 4.03(a).

“Unit of Reference Property” has the meaning set forth in Section 4.08(a).

“Unit Value” has the meaning set forth in Section 4.08(c).

“Valuation Period” has the meaning set forth in Section 4.01(d).

“Vice President” means any vice president of the Company, whether or not designated by a number or a word or words added before or after the title “vice president”.

“Voting Stock” means Capital Stock having the right to vote for the election of directors under ordinary circumstances.

“Warrant” means a warrant of the Company exercisable for one share of New Common Stock as provided herein, and issued pursuant to this Warrant Agreement with the terms, conditions and rights set forth in this Warrant Agreement.

“Warrant Agent” means Computershare and the Trust Company, in their collective capacity as warrant agent hereunder.

“Warrant Certificate” means any certificate representing Warrants satisfying the requirements set forth in Section 2.05.

“Warrant Register” has the meaning set forth in Section 2.04(a).

“Warrantholder” means each Person in whose name Warrants are registered in the Warrant Register.

Article 2

Issuance, Execution and Transfer of Warrants

Section 2.01 Issuance of Warrants.

(a) The Company shall execute and deliver to the Warrant Agent, for authentication and delivery to the Depositary, or its custodian, for crediting to the accounts of its participants for the benefit of the Initial Warrantholders pursuant to the procedures of the Depositary on the Closing Date, one or more Global Unrestricted Warrants, together with Authentication Orders with respect thereto. The initial aggregate Number of Warrants represented by the Global Unrestricted Warrants shall be equal to 725,926. On the Closing Date, the Warrant Agent shall, upon receipt of such Global Unrestricted Warrants and Authentication Orders, authenticate, manually countersign and deliver such Global Warrant to the Depositary, or its custodian, for crediting to the accounts of its participants pursuant to the procedures of the Depositary in accordance with Section 2.04. All such Warrants shall be dated as of the Closing Date. Each Global Warrant shall evidence one or more Warrants. Each Warrant evidenced by a Global Warrant entitles the holder, upon proper exercise and payment of the Exercise Price to receive from the Company, as adjusted as provided herein, one share of New Common Stock.

(b) The Company shall execute and deliver to the Warrant Agent, for authentication and delivery to the Initial Warrantholders, Certificated Warrants bearing the Restricted Warrant Legend (each, a “Restricted Certificated Warrant”) in the name of each Initial Warrantholder, together with Authentication Orders with respect thereto, evidencing an initial Number of Warrants equal to the number indicated next to such Initial Warrantholder’s name on Schedule II hereto (such Number of Warrants subject to adjustment from time to time as described herein) in accordance with the terms of this Warrant Agreement. The initial aggregate Number of Warrants represented by the Restricted Certificated Warrants shall be equal to 1,693,827. On the Closing Date, the Warrant Agent shall, upon receipt of such Restricted Certificated Warrants and Authentication Orders, authenticate, manually countersign and deliver such Restricted Certificated Warrants to the applicable Initial Warrantholder and register such Initial Warrantholder as the Warrantholder of such Warrants in accordance with Section 2.04. All such Warrants shall be dated as of the Closing Date.

(c) Except as set forth in Section 2.04 and Section 5.02, the Warrants delivered to the Initial Warrantholders or the Depositary (or a nominee thereof) on the Closing Date shall be the only Warrants issued or outstanding under this Warrant Agreement.

(d) All Warrants issued under this Warrant Agreement shall in all respects be equally and ratably entitled to the benefits hereof, without preference, priority, or distinction on account of the actual time of the issuance and authentication or any other terms thereof.

(e) The Company shall supply the Warrant Agent with an opinion of counsel with respect to the following: (i) Company’s organization and existence under the laws of its state of organization; (ii) the status of all future issuances of equity securities of Company covered by the appointment under the Securities Act of 1933, as amended (the “1933 Act”), and any other applicable federal or state statute; and (iii) that all issued Warrants, excluding any Warrants that are issued pursuant to an exemption from the registration requirements of Section 5 of the 1933 Act provided by Section 1145 of the Bankruptcy Code, are validly issued, fully paid and non-assessable. For future issuances of Warrants, the Company agrees to supply an appropriate opinion of counsel.

Section 2.02 Global Warrants.

(a) The Warrants issued pursuant to Section 2.01(a) shall be issued in the form of one or more Global Unrestricted Warrants evidencing an aggregate Number of Warrants equal to 725,926, to be registered in the name of the Depositary, or its nominee, and delivered by the Warrant Agent to the Depositary, or its custodian, for crediting to the accounts of its participants pursuant to the procedures of the Depositary. The Company shall execute Global Unrestricted Warrants representing such aggregate Number of Warrants and deliver the same to the Warrant Agent for the authentication and delivery in accordance with Section 2.03. Any Global Warrant shall bear the Global Warrant Legend.

(b) The Warrants issued pursuant to Section 2.01(b) shall initially be issued in the form of Restricted Certificated Warrants evidencing an aggregate Number of Warrants equal to 1,693,827. However, if the Warrants are sold pursuant to an effective registration statement covering the resale of such Warrants filed with the SEC, or at any other time selected by the

Company, any Restricted Certificated Warrants may be presented to the Warrant Agent by Warrantholders in exchange for one or more Global Warrants up to the aggregate Number of Warrants evidenced by Restricted Certificated Warrants then outstanding, to be registered in the name of the Depositary, or its nominee, and delivered by the Warrant Agent to the Depositary, or its custodian, for crediting to the accounts of its participants pursuant to the procedures of the Depositary. Upon such presentation, the Company shall execute Global Warrants representing such aggregate Number of Warrants and deliver the same to the Warrant Agent for the authentication and delivery in accordance with Section 2.03. The Global Warrants executed and delivered by the Company pursuant to this Section 2.02(b) shall be Global Restricted Warrants, to the extent the Warrants evidenced by such Global Warrant are Restricted Securities and subject to the provisions of Section 2.07(c). The Global Unrestricted Warrants and the Global Restricted Warrants will be identical in all respects except with respect to the number of Warrants represented thereby and the inclusion of the Restricted Legend on the Global Restricted Warrant.

(c) So long as any Global Warrant is registered in the name of the Depositary or its nominee or members of, or participants in, the Depositary (the “Agent Members”), the Beneficial Holders shall have no rights under this Warrant Agreement with respect to such Global Warrant held on their behalf by the Depositary or the Warrant Agent as its custodian, and the Depositary may be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant Agent as the absolute owner of such Global Warrant for all purposes. Accordingly, any such Beneficial Holder’s interest in such Global Warrant will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Agent Members, and neither the Company nor the Warrant Agent shall have any responsibility with respect to such records maintained by the Depositary or its nominee or its Agent Members. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Warrantholder.

(d) The Beneficial Holders shall, by acceptance of a Global Warrant, agree that transfers of beneficial interests in such Global Warrant may be effected only through a book-entry system maintained by the Depositary (or its agent), and that ownership of a beneficial interest in Warrants represented thereby shall be required to be reflected in book-entry form.

(e) (e) A Global Warrant registered in the name of the Depositary or its nominee shall be exchanged for Certificated Warrants only if the Depositary (A) has notified the Company that it is unwilling or unable to continue as or ceases to be a clearing agency registered under Section 17A of the Exchange Act and (B) a successor to the Depositary registered as a clearing agency under Section 17A of the Exchange Act is not able to be appointed by the Company within 90 days or the Depositary is at any time unwilling or unable to continue as Depositary and a successor to the Depositary is not able to be appointed by the Company within 90 days. In any such event, a Global Warrant registered in the name of the Depositary or its nominee shall be surrendered to the Warrant Agent for cancellation, and the Company shall execute, and the Warrant Agent shall countersign and deliver, to each beneficial owner identified by the Depositary, in exchange for such beneficial owner’s beneficial interest in such Global

Warrant, Certificated Warrants representing, in the aggregate, the Number of Warrants theretofore represented by such Global Warrant with respect to such beneficial owner’s respective beneficial interest. Any Certificated Warrant delivered in exchange for an interest in a Global Warrant pursuant to this Section 2.02(e) shall not bear the Global Warrant Legend. Any Certificated Warrant delivered in exchange for an interest in a Global Restricted Warrant pursuant to this Section 2.02(e) shall be a Restricted Certificated Warrant. Interests in the Global Warrant may not be exchanged for Certificated Warrants other than as provided in this Section 2.02(e).

(f) The holder of a Global Warrant registered in the name of the Depositary or its nominee may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Warrantholder is entitled to take under this Warrant Agreement or the Warrant.

Section 2.03 Execution and Authentication of Warrants.

(a) Each Global Warrant and Certificated Warrant shall be executed on behalf of the Company by the Chief Executive Officer, any Executive Vice President, any Senior Vice President or any Vice President of the Company and attested by its Secretary or any one of its Assistant Secretaries. The signature of any of these officers on any Global Warrant and Certificated Warrant may be manual or facsimile.

(b) Global Warrants and Certificated Warrants bearing the manual or facsimile signatures of individuals, each of whom was, at the time he or she signed such Global Warrant and Certificated Warrant or his or her facsimile signature was affixed to such Global Warrant and Certificated Warrant, as the case may be, a proper officer of the Company, shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Global Warrants and Certificated Warrants or did not hold such offices at the date of such Global Warrants and Certificated Warrants.

(c) No Global Warrant or Certificated Warrant shall be entitled to any benefit under this Warrant Agreement or be valid or obligatory for any purpose unless there appears on such Global Warrant or Certificated Warrant a certificate of authentication substantially in the form provided for herein executed by the Warrant Agent by manual or facsimile signature, and such signature upon any Global Warrant or Certificated Warrant shall be conclusive evidence, and the only evidence, that such Global Warrant or Certificated Warrant has been duly authenticated and delivered hereunder.

Section 2.04 Registration, Transfer, Exchange and Substitution.

(a) The Company shall cause to be kept at the office of the Warrant Agent, and the Warrant Agent shall maintain, a register (the “Warrant Register”) in which the Company shall provide for the registration of Warrants and transfers, exchanges or substitutions of Warrants as herein provided. All Warrants issued upon any registration of transfer or exchange of or substitution for Warrants shall be valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Warrant Agreement, as Warrants surrendered for such registration of transfer, exchange or substitution.

(b) Transfers of a Global Warrant registered in the name of the Depositary or its nominee shall be limited to transfers in whole, and not in part, to the Company, the Depositary, their successors, and their respective nominees. Interests of beneficial owners in a Global Warrant registered in the name of the Depositary or its nominee shall be transferred in accordance with this Warrant Agreement and the procedures of the Depositary.

(c) A Warrantholder may transfer a Certificated Warrant only upon surrender of such Certificated Warrant for registration of transfer. Certificated Warrants may be presented for registration of transfer and exchange at the offices of the Warrant Agent with a written instruction of transfer in form satisfactory to the Warrant Agent, duly executed by such Warrantholder or by such Warrantholder’s attorney, duly authorized in writing. No such transfer shall be effected until, and the transferee shall succeed to the rights of a Warrantholder only upon, final acceptance and registration of the transfer in the Warrant Register by the Warrant Agent. Prior to the registration of any transfer of a Certificated Warrant by a Warrantholder as provided herein, the Company, the Warrant Agent, and any agent of the Company or the Warrant Agent may treat the Person in whose name Warrants are registered as the owner thereof for all purposes and as the Person entitled to exercise the rights represented thereby, any notice to the contrary notwithstanding.

(d) Every Certificated Warrant presented or surrendered for registration of transfer or for exchange or substitution shall (if so required by the Company or the Warrant Agent) be duly endorsed, or be accompanied by a duly executed instrument of transfer in form satisfactory to the Company and the Warrant Agent, by the holder thereof or such Warrantholder’s attorney duly authorized in writing.

(e) When Certificated Warrants are presented to the Warrant Agent with a request to register the transfer of, or to exchange or substitute, such Warrants, the Warrant Agent shall register the transfer or make the exchange or substitution as requested if its requirements for such transactions and any applicable requirements hereunder are satisfied. Such requirements shall include, inter alia, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. To permit registrations of transfers, exchanges and substitutions, the Company shall execute Warrant Certificates at the Warrant Agent’s request and the Warrant Agent shall countersign and deliver such Warrant Certificates. No service charge shall be made for any registration of transfer or exchange of or substitution for Warrants, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of Warrants.

(f) A Certificated Warrant may be exchanged at the option of the holder or holders thereof, when presented or surrendered in accordance with this Warrant Agreement, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like Number of Warrants. If less than all Warrants represented by a Certificated Warrant are transferred, exchanged or substituted in accordance with this Warrant Agreement, the Warrant Certificate shall be surrendered to the Warrant Agent and a new Warrant Certificate

for a Number of Warrants equal to the Warrants represented by such Warrant Certificate that were not transferred, exchanged or substituted, registered in such name or names as may be directed in writing by the surrendering Warrantholder, shall be executed by the Company and delivered to the Warrant Agent and the Warrant Agent shall countersign such new Warrant Certificate and shall deliver such new Warrant Certificate to the Person or Persons entitled to receive the same.

Section 2.05 Form of Warrant Certificates. Each Warrant Certificate shall be in substantially the form set forth in Exhibit B hereto and shall have such insertions as are appropriate or required by this Warrant Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements, stamped, printed, lithographed or engraved thereon, as the Company may deem appropriate and as are not inconsistent with the provisions of this Warrant Agreement, such as may be required to comply with this Warrant Agreement, any law or any rule of any securities exchange on which Warrants may be listed, and such as may be necessary to conform to customary usage.

Section 2.06 Surrender of Warrant Certificates. Any Warrant Certificate surrendered for registration of transfer, exchange, substitution or exercise of Warrants represented thereby shall, if surrendered to the Company, be delivered to the Warrant Agent, and all Warrant Certificates surrendered or so delivered to the Warrant Agent shall be promptly cancelled by the Warrant Agent and shall not be reissued by the Company and, except as provided in this Article 2 in case of an exchange, transfer or substitution, or Article 3 in case of the exercise of less than all Warrants represented thereby, or Section 5.02 in case of mutilation, no Warrant Certificate shall be issued hereunder in lieu thereof. The Warrant Agent shall deliver to the Company from time to time or otherwise dispose of such cancelled Warrant Certificates as the Company may direct.

Section 2.07 Restrictions on Transfer. Any other provision of this Warrant Agreement notwithstanding:

(a) Each Warrantholder and each Beneficial Holder that owns an interest in a Global Restricted Warrant or a Restricted Certificated Warrant, by accepting the same, agrees not to sell, assign, transfer or pledge any Warrants represented by a Global Restricted Warrant or a Restricted Certificated Warrant or any New Common Stock issued upon any exercise of any such Warrants (collectively “Restricted Securities”) except upon satisfaction of the conditions specified in this Section 2.07, which conditions are intended to ensure compliance with the provisions of the Securities Act and any applicable state securities laws. Each Warrantholder beneficially owning any Restricted Securities will cause any proposed purchaser, assignee, transferee or pledge of the Restricted Securities to agree to take and hold such securities subject to the provisions and conditions specified in this Section 2.07. Each certificate representing Restricted Securities shall be stamped or otherwise imprinted with the Restricted Warrant Legend.

(b) Prior to any proposed transfer (including any transfer by means of exercising Warrants in such a manner as to cause the New Common Stock to be registered in the name of another holder), sale, assignment or pledge of any such Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, sale, assignment or pledge the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail and shall be accompanied, at such holder’s expense, by a written opinion of legal counsel (who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company) addressed to the Company to the effect that the proposed transfer of the securities may be effected without registration under the Securities Act and is in compliance with applicable state securities laws.

(c) At the request of the Warrantholder, an interest in a Global Restricted Warrant and a Restricted Certificated Warrant may be transformed into an interest in a Global Unrestricted Warrant and a Certificated Warrant, as applicable, based upon a written opinion of legal counsel (who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company) addressed to the Company to the effect that a proposed transfer of the securities may be effected without registration under the Securities Act and is in compliance with applicable state securities laws. Upon receipt of written approval from the Company, the Warrant Agent shall cause such transformation to be consummated in accordance with the terms of this Section 2.07(c).

(d) No Warrants, or shares of New Common Stock issuable upon exercise of the Warrants, shall be sold, exchanged or otherwise transferred in violation of the Securities Act or applicable state securities laws.

Article 3

Exercise and Settlement of Warrants

Section 3.01 Exercise of Warrants. At any time prior to 5:00 p.m., New York City time, on the Expiration Date, a Warrantholder shall be entitled to exercise, in accordance with this Article 3, the full Number of Warrants represented by any Warrant Certificate then registered in such Warrantholder’s name (which may include fractional Warrants) or any portion thereof (which shall not include any fractional Warrants). Any Warrants not exercised prior to such time shall expire unexercised and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease as of the Expiration Date.

Section 3.02 Procedure for Exercise.

(a) To exercise a Warrant (i) in the case of a Certificated Warrant, the Warrantholder must (x) surrender the Warrant Certificate evidencing such Warrant at the principal office of the Warrant Agent (or successor warrant agent), (y) deliver the Exercise Notice set forth on the reverse of the Warrant Certificate duly completed and executed at the principal office of the Warrant Agent (or successor warrant agent), together with any applicable transfer taxes as set forth in Section 6.01(b), and (z) in the event the exercising Warrantholder does not elect for Net Share Settlement in accordance with Section 3.03, pay to the Warrant Agent (or successor warrant agent) the Exercise Price (determined as of such Exercise Date) by federal wire, as coordinated in conjunction with the Warrant Agent, or other immediately available funds payable to the order of the Company to the account maintained by the Warrant Agent and notified to the Warrantholder in accordance with Section 6.16 or (ii) in the case of a

Global Warrant, the Warrantholder must (x) comply with the procedures established by the Depositary for the exercise of Warrants and (y) in the event the exercising Warrantholder does not elect for Net Share Settlement in accordance with Section 3.03, pay to the Warrant Agent (or successor warrant agent) an amount equal to the Exercise Price as provided in (i)(z) above.

(b) The date on which a Warrantholder complies with the requirements for exercise set forth in this Section 3.02 in respect of a Warrant is the “Exercise Date” for such Warrant. However, if such date is not a Trading Day or the Warrantholder satisfies such requirements after the Close of Business on a Trading Day, then the Exercise Date shall be the immediately succeeding Trading Day, unless that Trading Day falls after the Expiration Date, in which case the Exercise Date shall be the immediately preceding Trading Day (it being understood that in no event shall an Exercise Date occur following the Expiration Date).

(c) Any exercise of a Warrant pursuant to the terms of this Warrant Agreement shall be irrevocable and shall constitute a binding agreement between the holder and the Company, enforceable in accordance with its terms.

(d) The Company acknowledges that the bank accounts maintained by Computershare in connection with the services provided under this Agreement will be in its name and that Computershare may receive investment earnings in connection with the investment at Computershare risk and for its benefit of funds held in those accounts from time to time. Neither the Company nor the Warrantholders will receive interest on any deposits or Exercise Price.

Section 3.03 Settlement of Warrants.

(a) Full Physical Settlement shall apply to each Warrant unless the Warrantholder elects for Net Share Settlement to apply upon exercise of such Warrant. Such election shall be made (i) in the case of a Certificated Warrant, in the Exercise Notice for such Warrant, or (ii) in the case of a Global Warrant, in accordance with the procedures established by the Depositary for the exercise of Warrants.

(b) If Full Physical Settlement is applicable with respect to the exercise of a Warrant, then, for each Warrant exercised hereunder, on the Settlement Date for such Warrant, the Company shall cause to be delivered to the Warrantholder one share of New Common Stock (the “Full Physical Share Amount”), together with Cash in respect of any fractional Warrant as provided in Section 3.05. All funds received by the Warrant Agent upon exercise of such Warrant shall be deposited by the Warrant Agent for the account of the Company in accordance with account instructions previously provided to the Warrant Agent by the Company in writing.

(c) If Net Share Settlement is applicable with respect to the exercise of a Warrant, then, for each Warrant exercised hereunder, on the Settlement Date for such Warrant, the Company shall cause to be delivered to the Warrantholder a number of shares of New Common Stock (which in no event will be less than zero) (the “Net Share Amount”) equal to (i) the Closing Sale Price as of the relevant Exercise Date, minus the Exercise Price (determined as of such Exercise Date), divided by (ii) such Closing Sale Price, together with Cash in respect of any fractional shares of New Common Stock or fractional Warrants as provided in Section 3.05.

Section 3.04 Delivery of New Common Stock.

(a) In connection with the delivery of shares of New Common Stock to an exercising Warrantholder pursuant to Section 3.03(b) or Section 3.03(c), as the case may be, the Warrant Agent shall:

(1) inform the Company, within one Business Day, or as promptly as practicable within reasonable time, following the satisfaction by the exercising Warrantholder of each of the applicable procedures for exercise set forth in Section 3.02(a), of the number of shares of New Common Stock underlying the Warrants which were exercised;

(2) promptly deliver or deposit all funds delivered to the Warrant Agent upon exercise of any Warrant(s) by bank wire transfer to an account designated by the Company or as the Warrant Agent may be directed in writing by the Company;

(3) on the Settlement Date, or as promptly as practicable within reasonable time, deliver Cash to such Warrantholder in respect of any fractional shares of New Common Stock or fractional Warrants, as provided in Section 3.05;

(4) promptly cancel all Warrant Certificates surrendered to the Warrant Agent, destroy all such cancelled Warrant Certificates and deliver a certificate of destruction to the Company, unless the Company shall otherwise direct; and

(5) if the Number of Warrants represented by a Certificated Warrant shall not have been exercised in full, deliver a new Warrant Certificate, countersigned by the Warrant Agent, for the balance of the number of Warrants represented by the surrendered Warrant Certificate.

(b) If such shares of New Common Stock are in book-entry form at the Depositary, the Company shall (or shall cause its transfer agent to) deliver such shares of New Common Stock by electronic transfer to such exercising Warrantholder’s account, or any other account as such exercising Warrantholder may designate, at the Depositary or at an Agent Member. If such shares of New Common Stock are not in book-entry form at the Depositary, the Company shall (or shall cause its transfer agent to) deliver to or upon the order of such exercising Warrantholder a certificate or certificates, in each case with legends thereon as appropriate (as determined by the Company) and for the number of full shares of New Common Stock to which such exercising Warrantholder is entitled, registered in such name or names as may be directed by such exercising Warrantholder.

(c) Each Person in whose name any shares of New Common Stock are issued shall for all purposes be deemed to have become the holder of record of such shares as of the Exercise Date or, in the case of a Warrant subject to Full Physical Settlement only, the date of payment by the Warrantholder of the Exercise Price in accordance with Section 3.03(b), if later. However, if any such date is a date when the stock transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares at the Close of Business on the next succeeding date on which the stock transfer books are open.

(d) Promptly after the Warrant Agent shall have taken the action required by Section 3.04 (or at such later time as may be mutually agreeable to the Company and the Warrant Agent), the Warrant Agent shall account to the Company with respect to any Warrants exercised (including, without limitation, with respect to any Exercise Price paid to the Warrant Agent). The Company shall reimburse the Warrant Agent for any amounts paid by the Warrant Agent in respect of a fractional share of New Common Stock or fractional Warrant upon such exercise in accordance with Section 3.05 hereof.

Section 3.05 No Fractional Shares to Be Issued.

(a) Notwithstanding anything to the contrary in this Warrant Agreement, the Company shall not be required to issue any fraction of a Warrant or of a share of New Common Stock upon exercise of any Warrants.

(b) If any fraction of a Warrant shall be exercised hereunder, the Company shall pay the relevant Warrantholder Cash in lieu of the corresponding fraction of a share of New Common Stock valued at the Closing Sale Price on the Exercise Date in excess of the corresponding fraction of the Exercise Price. However, if more than one Warrant shall be exercised hereunder at one time by the same Beneficial Holder or holder of a Certificated Warrant, the number of full shares which shall be issuable upon exercise thereof shall be computed on the basis of all Warrants (including any fractional Warrants) so exercised. If any fraction of a share of New Common Stock would, except for the provisions of this Section 3.05, be issuable on the exercise of any Warrant or Warrants (including any fractional Warrants), the Company shall pay the Beneficial Holder or holder of the Certificated Warrant Cash in lieu of such fractional shares valued at the Closing Sale Price on the Exercise Date.

(c) Each Warrantholder, by its acceptance of a Warrant Certificate, expressly waives its right to receive any fraction of a share of New Common Stock or a stock certificate representing a fraction of a share of New Common Stock.

Section 3.06 Acquisition of Warrants by Company. The Company shall have the right, except as limited by law, to purchase or otherwise to acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate and shall have agreed with the holder of such Warrants.

Section 3.07 Obligations of the Warrant Agent. The Warrant Agent shall:

(a) examine all Exercise Notices and all other documents delivered to it by or on behalf of holders to ascertain whether, on their face, such Exercise Notices and any such other documents have been executed and completed in accordance with their terms;

(b) where an Exercise Notice or other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrant exists, the Warrant Agent shall endeavor to inform the appropriate parties (including the person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled;

(c) inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between the Exercise Notices received and delivery of Warrants to the Warrant Agent’s account;

(d) advise the Company of (x) the instructions with respect to delivery of the shares of New Common Stock deliverable upon such exercise, subject to the timely receipt from the Depositary of the necessary information, and (y) such other information as the Company shall reasonably require; and

(e) provide to the Company, upon the Company’s request, the number of Warrants previously exercised, the number of shares of New Common Stock issued in connection with such exercises and the number of remaining Warrants.

Section 3.08 Validity of Exercise. All questions as to the validity, form and sufficiency (including time of receipt) of a Warrant exercise shall be determined by the Company in its sole discretion, which determination shall be final and binding with respect to the Warrant Agent. The Warrant Agent shall incur no liability for or in respect of and, except to the extent such liability arises from the Warrant Agent’s negligence, willful misconduct or bad faith, shall be indemnified and held harmless by the Company for acting or refraining from acting upon, or as a result of such determination by the Company. The Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in Exercise Notices with regard to any particular exercise of Warrants.

Section 3.09 Direction of Warrant Agent.

(a) The Company shall be responsible for performing all calculations required in connection with the exercise and settlement of the Warrants and the payment or delivery, as the case may be, of Cash and/or New Common Stock as described in this Article 3. In connection therewith, the Company shall provide prompt written notice to the Warrant Agent of the amount of Cash and the number of shares of New Common Stock payable or deliverable, as the case may be, upon exercise and settlement of the Warrants, including, without limitation, the Net Share Amount and the Full Physical Share Amount.

(b) Any Cash to be paid, or New Common Stock to be delivered, to the Warrantholders hereunder shall be delivered to the Warrant Agent by the Company (or, in the case of New Common Stock, by the transfer agent) no later than the Business Day immediately preceding the date, or as promptly as practicable within a reasonable time, such consideration is required to be delivered to the Warrantholders.

(c) The Warrant Agent shall have no liability for any failure or delay in performing its duties hereunder caused by any failure or delay of the Company in providing such calculations or items to the Warrant Agent. The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of New Common Stock or Units of Reference Property that may at any time be issued or delivered upon the exercise of any Warrant, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible, to the extent not arising from the Warrant Agent’s negligence, willful misconduct or bad faith, for any failure of the Company to make any Cash payment or to issue, transfer or deliver any shares of New Common Stock or stock certificates or Units of Reference Property, or to comply with any of the covenants of the Company contained in this Article 3.

Article 4

Adjustments

Section 4.01 Adjustments to Exercise Price. The Exercise Price for the Warrants shall be subject to adjustment (without duplication) upon the occurrence of any of the following events:

(a) The issuance of New Common Stock as a dividend or distribution to all holders of New Common Stock, or a subdivision, combination or reclassification of the outstanding shares of New Common Stock into a greater or smaller number of shares, in which event the Exercise Price shall be adjusted based on the following formula:

E1 = E 0 x	N0
N1

where:

E1	=	the Exercise Price in effect immediately after the Open of Business on (i) the Ex-Date in the case of a dividend or distribution or (ii) the effective date in the case of a subdivision, combination or reclassification;

E0	=	the Exercise Price in effect immediately prior to the Open of Business on (i) the Ex-Date in the case of a dividend or distribution or (ii) the effective date in the case of a subdivision, combination or reclassification;

N0	=	the number of shares of New Common Stock outstanding immediately prior to the Open of Business on (i) the Ex-Date in the case of a dividend or distribution or (ii) the effective date in the case of a subdivision, combination or reclassification; and

N1	=	the number of shares of New Common Stock equal to (i) in the case of a dividend or distribution, the sum of the number of shares outstanding immediately prior to the Open of Business on the Ex-Date for such dividend or distribution plus the total number of shares issued pursuant to such dividend or distribution or (ii) in the case of a subdivision, combination or reclassification, the number of shares outstanding immediately after such subdivision, combination or reclassification.

Such adjustment shall become effective immediately after the Open of Business on (i) the Ex-Date in the case of a dividend or distribution or (ii) the effective date in the case of a subdivision, combination or reclassification. If any dividend or distribution or subdivision, combination or reclassification of the type described in this Section 4.01(a) is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to the Exercise Price that would then be in effect if such dividend or distribution or subdivision, combination or reclassification had not been declared or announced, as the case may be.

(b) The issuance to all holders of New Common Stock of shares of New Common Stock (or Convertible Securities) at an Effective Consideration per share that is below the Closing Sale Price of a share of New Common Stock on the Trading Day immediately preceding the date of the announcement of such issuance, in which event the Exercise Price will be adjusted based on the following formula:

E1 = E 0 x	N0 + C/M
N0 + NA

where:

E1	=	the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such issuance;

E0	=	the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such issuance;

N0	=	the number of shares of New Common Stock outstanding immediately prior to the Open of Business on the Ex-Date for such issuance;

NA	=	the number of shares of New Common Stock issued and, if applicable, issuable upon exercise, conversion or exchange of any Convertible Securities assuming full physical settlement;

C	=	the total consideration receivable by the Company on issuance and, if applicable, the exercise, conversion or exchange of any Convertible Securities assuming Full Physical Settlement; and

M	=	the Closing Sale Price of a share of New Common Stock on the Trading Day immediately preceding the date of the announcement of such issuance.

Such adjustment shall become effective immediately after the Open of Business on the Ex-Date for such issuance. In the event that an issuance of such New Common Stock or Convertible Securities is announced but such New Common Stock or Convertible Securities are not so issued, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if the Ex-Date for such issuance had not occurred. To the extent that any Convertible Securities are not exercised prior to their expiration or shares of New Common Stock are otherwise not delivered upon exercise of such Convertible Securities, upon the expiration, termination or maturity of such Convertible Securities, the Exercise Price shall be readjusted to the Exercise Price that would then be in effect had the adjustments made upon the issuance of such Convertible Securities been made on the basis of the delivery of only the number of shares of New Common Stock actually delivered. Except as set forth in the preceding two sentences, if the application of this clause (b) to any issuance would result in an increase in the Exercise Price, no adjustment shall be made for such issuance under this clause (b). An Exercise Price adjustment will not be applicable to any issuance of shares of New Common Stock upon exercise, exchange or conversion of any Convertible Securities if the Exercise Price was fully and properly adjusted at the time the Convertible Securities were issued or if no such adjustment was required hereunder at the time the Convertible Securities were issued.

(c) The issuance of shares of New Common Stock (or Convertible Securities) at an Effective Consideration that is less than the Exercise Price in effect immediately prior to the Open of Business on the date of such issuance, in which event the Exercise Price will be adjusted based on the following formula:

E1 = E 0 x	N0 + C/E0
N0 + N A

where:

E1	=	the Exercise Price in effect immediately after the Open of Business on the date of such issuance;

E0	=	the Exercise Price in effect immediately prior to the Open of Business on the date of such issuance;

N0	=	the number of shares of New Common Stock outstanding immediately prior to the Open of Business on the date of such issuance;

NA	=	the number of shares of New Common Stock issued and, if applicable, issuable upon exercise, conversion or exchange of any Convertible Securities assuming Full Physical Settlement; and

C	=	the total consideration receivable by the Company on issuance and, if applicable, the exercise, conversion or exchange of any Convertible Securities assuming Full Physical Settlement.

Such adjustment shall become effective immediately after the Open of Business on the date of such issuance. In the event that an issuance of such New Common Stock or Convertible Securities is announced but such New Common Stock or Convertible Securities are not so issued, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if the issuance had not occurred. To the extent that such Convertible Securities are not exercised prior to their expiration or shares of New Common Stock are otherwise not delivered pursuant to such Convertible Securities, upon the expiration, termination or maturity of such Convertible Securities, the Exercise Price shall be readjusted to the Exercise Price that would then be in effect had the adjustments made upon the issuance of such Convertible Securities been made on the basis of the delivery of only the number of shares of New Common Stock actually delivered. Except as set forth in the preceding two sentences, if the application of this clause (c) to any issuance would result in an increase in the Exercise Price, no adjustment shall be made for such issuance under this clause (c). An Exercise Price adjustment will not be applicable to any issuance of shares of New Common Stock upon exercise, exchange or conversion of any Convertible Securities if the Exercise Price was fully and properly adjusted at the time the Convertible Securities were issued or if no such adjustment was required hereunder at the time the Convertible Securities were issued.

(d) The issuance as a dividend or distribution to all holders of New Common Stock of evidences of indebtedness, shares of capital stock or other securities, cash or other property (excluding any dividend or distribution covered by Section 4.01(a) or Section 4.01(b)), in which event the Exercise Price will be adjusted based on the following formula:

E1 = E 0 x	M - FMV
M

where:

E1	=	the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution;

E0	=	the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution;

M	=	the Closing Sale Price of a share of New Common Stock on the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

FMV	=	the fair value of the portion of such dividend or distribution applicable to one share of New Common Stock on the Trading Day immediately preceding the Ex-Date for such dividend or distribution as determined by the Board of Directors.

Such decrease shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution. In the event that such dividend or distribution is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such distribution had not been declared or announced.

However, if the transaction that gives rise to an adjustment pursuant to this Section 4.01(d) is one pursuant to which the payment of a dividend or other distribution on New Common Stock consists of shares of capital stock of, or similar equity interests in, a subsidiary of the Company or other business unit of the Company (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on the New York Stock Exchange or any other national or regional securities exchange or market, then the Exercise Price will instead be adjusted based on the following formula:

E1 = E 0 x	M0
M0 + FMV 0

where:

E1	=	the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution;

E0	=	the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution;

FMV0	=	the average of the Closing Sale Prices of the capital stock or similar equity interests distributed to holders of New Common Stock applicable to one share of New Common Stock over the 10 consecutive Trading Days commencing on, and including, the third Trading Day following the effective date of such spin-off (the “Valuation Period”); and

M0	=	the average of the Closing Sale Prices of the New Common Stock over the Valuation Period for such dividend or distribution.

Such decrease shall be made immediately after the Close of Business on the last Trading Day of the Valuation Period for such dividend or distribution, but shall be given effect immediately after the Open of Business on the Ex-Date for such dividend or distribution; provided that in respect of any exercise during the Valuation Period, references to 10 consecutive Trading Days in the definition of Valuation Period shall be deemed replaced with such lesser number of Trading Days as have elapsed commencing on, and including, the third Trading Day following the effective date of such spin-off and the Exercise Date in determining the applicable Exercise Price. In the event that such dividend or distribution is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such distribution had not been declared or announced.

(e) The payment in respect of any tender offer or exchange offer by the Company for New Common Stock, where the cash and fair value of any other consideration included in the payment per share of the New Common Stock exceeds the Closing Sale Price of a share of New Common Stock on the Trading Day immediately following the expiration date of the tender or exchange offer (the “Offer Expiration Date”), in which event the Exercise Price will be adjusted based on the following formula:

E1 = E 0 x	N0 x P
A + (P x N1)

where:

E1	=	the Exercise Price in effect immediately after the Close of Business on the Offer Expiration Date;

E0	=	the Exercise Price in effect immediately prior to the Close of Business on the Offer Expiration Date;

N0	=	the number of shares of New Common Stock outstanding immediately prior to the expiration of the tender or exchange offer (prior to giving effect to the purchase or exchange of shares);

N1	=	the number of shares of New Common Stock outstanding immediately after the expiration of the tender or exchange offer (after giving effect to the purchase or exchange of shares);

A	=	the aggregate cash and fair value of any other consideration payable for shares of New Common Stock purchased in such tender offer or exchange offer; and

P	=	the Closing Sale Price of a share of New Common Stock on the Trading Day immediately following the Offer Expiration Date.

An adjustment, if any, to the Exercise Price pursuant to this clause (e) shall become effective immediately after the Close of Business on the Offer Expiration Date. In the event that the Company or a subsidiary of the Company is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (e) to any tender offer or exchange offer would result in an increase in the Exercise Price, no adjustment shall be made for such tender offer or exchange offer under this clause (e).

(f) If any single action would require adjustment of the Exercise Price pursuant to more than one subsection of this Section 4.01, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest, relative to the rights and interests of the registered holders of the Warrants then outstanding, absolute value.

(g) The Company may from time to time, to the extent permitted by law and subject to applicable rules of the principal U.S. national securities exchange on which the New Common Stock is then listed, decrease the Exercise Price and/or increase the Number of Warrants for each Warrant Certificate by any amount for any period of at least 20 days. In that case, the Company shall give the Warrantholders at least 10 days’ prior notice of such increase or decrease, and such notice shall state the decreased Exercise Price and/or increased Number of Warrants for each Warrant Certificate and the period during which the decrease and/or increase will be in effect. The Company may make such decreases in the Exercise Price and/or increases in the Number of Warrants for each Warrant Certificate, in addition to those set forth in this Article 4, as the Company’s Board of Directors deems advisable, including to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

(h) Notwithstanding this Section 4.01 or any other provision of this Warrant Agreement or the Warrants, if an Exercise Price adjustment becomes effective on any Ex-Date, and a holder that has exercised its Warrants on or after such Ex-Date and on or prior to the related Record Date would be treated as the record holder of the New Common Stock on or prior to the Record Date, then, notwithstanding the Exercise Price adjustment provisions in this Section 4.01, the Exercise Price adjustment relating to such Ex-Date will not be made for such exercising holder. Instead, such holder will be treated as if such holder were the record owner of shares of New Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Section 4.02 Adjustments to Number of Warrants. Concurrently with any adjustment to the Exercise Price under Section 4.01, the Number of Warrants for each Warrant Certificate will be adjusted such that the Number of Warrants for each such Warrant Certificate in effect immediately following the effectiveness of such adjustment will be equal to the Number of Warrants for each such Warrant Certificate in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Exercise Price in effect immediately prior to such adjustment and (ii) the denominator of which is the Exercise Price in effect immediately following such adjustment.

Section 4.03 Certain Distributions of Rights and Warrants.

(a) Rights or warrants distributed by the Company to all holders of New Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (a “Trigger Event”):

(1) are deemed to be transferred with such shares of New Common Stock;

(2) are not exercisable; and

(3) are also issued in respect of future issuances of New Common Stock,

shall be deemed not to have been distributed for purposes of Article 4 (and no adjustment to the Exercise Price or the Number of Warrants under this Article 4 will be made) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Exercise Price and the Number of Warrants for each Warrant Certificate shall be made under this Article 4 (subject in all respects to Section 4.04).

(b) If any such right or warrant is subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights or warrants with such rights (subject in all respects to Section 4.04).

(c) In addition, except as set forth in Section 4.04, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in Section 4.03(b)) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Exercise Price and the Number of Warrants for each Warrant Certificate under Article 4 was made (including any adjustment contemplated in Section 4.04):

(1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by the holders thereof, the Exercise Price and the Number of Warrants for each Warrant Certificate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a distribution under Section 4.01(d), equal to the per share redemption or repurchase price received by a holder or holders of New Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of New Common Stock as of the date of such redemption or repurchase; and

(2) in the case of such rights or warrants that shall have expired or been terminated without exercise by the holders thereof, the Exercise Price and the Number of Warrants for each Warrant Certificate shall be readjusted as if such rights and warrants had not been issued.

Section 4.04 Shareholder Rights Plans. If the Company has a shareholder rights plan in effect with respect to the New Common Stock, upon exercise of a Warrant the holder shall be entitled to receive, in addition to the share of New Common Stock, the rights under such shareholder rights plan, unless, prior to such exercise, such rights have separated from the New Common Stock, in which case the Exercise Price and the Number of Warrants for each Warrant Certificate shall be adjusted at the time of separation as if the Company had made a distribution to all holders of New Common Stock as described in the first paragraph of Section 4.01(d), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 4.05 Restrictions on Adjustments.

(a) Except in accordance with Section 4.01, the Exercise Price and the Number of Warrants for any Warrant Certificate will not be adjusted for the issuance of New Common Stock or any securities convertible into or exchangeable for New Common Stock.

(b) Neither the Exercise Price nor the Number of Warrants for any Warrant Certificate will be adjusted:

(1) upon the issuance of any securities by the Company on the Closing Date of the Plan and pursuant to the Plan and upon the issuance of shares of New Common Stock upon the exercise of such securities;

(2) upon the issuance of any shares of New Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of New Common Stock under any plan;

(3) upon the issuance of Convertible Securities or shares of New Common Stock to employees, officers, directors or consultants of the Company or its subsidiaries pursuant to management or director incentive plans or stock or stock option compensation plans as in effect on the Closing Date or approved by the affirmative vote of a majority of the Board of Directors after the Closing Date, including, but not limited to, any employment, severance or consulting agreements, or the issuance of shares of New Common Stock upon the exercise of such Convertible Securities;

(4) for a change in the par value of the New Common Stock.

(c) In no event will the Company adjust the Exercise Price or make a corresponding adjustment to the Number of Warrants for any Warrant Certificate to the extent that the adjustment would reduce the Exercise Price below the par value per share of New Common Stock.

(d) No adjustment shall be made to the Exercise Price or the Number of Warrants for any Warrant Certificate for any of the transactions described in Section 4.01 if the Company makes provisions for Warrantholders to participate in any such transaction without exercising their Warrants on the same basis as holders of New Common Stock on a full physical settlement basis and with notice that the Board of Directors determines in good faith to be fair and appropriate.

(e) No adjustment shall be made to the Exercise Price, nor will any corresponding adjustment be made to the Number of Warrants for any Warrant Certificate, unless the adjustment would result in a change of at least 1% of the Exercise Price; provided, however, that any adjustment of less than 1% that was not made by reason of this Section 4.05(e) shall be carried forward and made as soon as such adjustment, together with any other adjustments not previously made by reason of this Section 4.05(e), would result in a change of at least 1% in the aggregate. All calculations under this Article 4 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(f) If the Company takes a record of the holders of New Common Stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandons its plan to pay or deliver such dividend or distribution, then thereafter no adjustment to the Exercise Price or the Number of Warrants for any Warrant Certificate then in effect shall be required by reason of the taking of such record.

Section 4.06 Deferral of Adjustments. In any case in which Section 4.01 provides that an adjustment shall become effective immediately after (a) the Open of Business on the Ex-Date for an event, (b) on the Open of Business on the effective date (in the case of a subdivision, combination or reclassification of the New Common Stock) or (c) the Offer Expiration Date for any tender or exchange offer pursuant to Section 4.01(e) (each a “Determination Date”), the Company may elect to defer, until the later of the date the adjustment to the Exercise Price and Number of Warrants for each Warrant Certificate can be definitively determined and the occurrence of the applicable Adjustment Event (as hereinafter defined), (i) issuing to the Warrantholder of any Warrant exercised after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of New Common Stock or other securities or assets issuable upon such exercise by reason of the adjustment required by such Adjustment Event over and above the New Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount in Cash in lieu of any fractional share of New Common Stock or fractional Warrant pursuant to Section 3.05. For the purposes of this Section 4.06, the term “Adjustment Event” shall mean, in any case referred to in clause (a) or clause (b) hereof, the occurrence of such event, and in any case referred to in clause (c) hereof, the date a sale or exchange of New Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.

Section 4.07 Successor upon Consolidation, Merger and Sale of Assets.

(a) The Company may, without the consent of the Warrantholders, consolidate or merge with, or sell, lease, convey or otherwise transfer in one transaction or a series of related transactions all or substantially all of the consolidated assets of the Company and its subsidiaries to, any other Person (a “Fundamental Change”) so long as the Company is the surviving corporation, or, in the event that the Company is not the surviving corporation:

(1) the successor to the Company assumes all of the Company’s obligations under this Warrant Agreement and the Warrants; and

(2) the successor to the Company provides written notice of such assumption to the Warrant Agent.

(b) In case of any such Fundamental Change, such successor entity shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company. Such successor entity thereupon may cause to be signed, and may issue any or all of the Warrants issuable pursuant to this Warrant Agreement which theretofore shall not have been signed by the Company; and, upon the order of such successor entity, instead of the Company, and subject to all the terms, conditions and limitations in this Warrant Agreement prescribed, the Warrant Agent shall authenticate and deliver, as applicable, any Warrants that previously shall have been signed and delivered by the officers of the Company to the Warrant Agent for authentication, and any Warrants which such successor entity thereafter shall cause to be signed and delivered to the Warrant Agent for such purpose.

Section 4.08 Adjustment upon Reorganization Event.

(a) If there occurs any Fundamental Change or any recapitalization, reclassification, change in the outstanding shares of New Common Stock (other than changes resulting from a subdivision or combination to which Section 4.01(a) applies) or statutory share exchange (each such event a “Reorganization Event”), in each case as a result of which the New Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (the “Reference Property”), then following the effective time of the Reorganization Event, the right to receive shares of New Common Stock upon exercise of a Warrant shall be changed to a right to receive, upon exercise of such Warrant, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of one share of New Common Stock would have owned or been entitled to receive in connection with such Reorganization Event (such kind and amount of Reference Property per share of New Common Stock, a “Unit of Reference Property”). In the event holders of New Common Stock have the opportunity to elect the form of consideration to be received in a Reorganization Event, the type and amount of consideration into which the Warrants shall be exercisable from and after the effective time of such Reorganization Event shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of New Common Stock in such Reorganization Event. The Company hereby agrees not to become a party to any Reorganization Event unless its terms are consistent with this Section 4.08.

(b) At any time from, and including, the effective time of a Reorganization Event:

(1) if Full Physical Settlement applies upon exercise of a Warrant, the Full Physical Share Amount per Warrant shall be equal to a single Unit of Reference Property;

(2) if Net Share Settlement applies upon exercise of a Warrant, the Net Share Amount per Warrant shall be a number of Units of Reference Property calculated as set forth in Section 3.03(c), except that the Closing Sale Price used to determine such Net Share Amount on any Trading Day shall be the Unit Value for such Trading Day;

(3) the Company shall pay Cash in lieu of delivering any fraction of a Unit of Reference Property or any fractional Warrant in accordance with Section 3.05 based on the Unit Value as of the Exercise Date; and

(4) the Closing Sale Price shall be calculated with respect to a Unit of Reference Property.

(c) The value of a Unit of Reference Property (the “Unit Value”) shall be determined as follows:

(1) any shares of common stock of the successor or purchasing corporation or any other corporation that are traded on a national or regional stock exchange included in such Unit of Reference Property shall be valued as if such shares were “New Common Stock” using procedures set forth in the definition of “Closing Sale Price” in Section 1.01;

(2) any other property (other than Cash) included in such Unit of Reference Property shall be valued in good faith by the Board of Directors (in a manner not materially inconsistent with the manner the Board of Directors valued such property for purposes of the Reorganization Event, if applicable) or by a New York Stock Exchange member firm selected by the Board of Directors; and

(3) any Cash included in such Unit of Reference Property shall be valued at the amount thereof.

(d) On or prior to the effective time of any Reorganization Event, the Company or the successor or purchasing Person, as the case may be, shall execute an amendment to this Warrant Agreement providing that the Warrants shall be exercisable for Units of Reference Property in accordance with the terms of this Section 4.08. If the Reference Property in connection with any Reorganization Event includes shares of stock or other securities and assets of a Person other than the successor or purchasing Person, as the case may be, in such Reorganization Event, then the Company shall cause such amendment to this Warrant Agreement to be executed by such other Person and such amendment shall contain such additional provisions to protect the interests of the Warrantholders as the Board of Directors shall reasonably consider necessary by reason of the foregoing. Any such amendment to this Warrant Agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 4. In the event the Company shall execute an amendment to this Warrant Agreement pursuant to this Section 4.08, the Company shall promptly file with the Warrant Agent an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or assets that will comprise a Unit of Reference Property after the relevant Reorganization Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with. The Company shall cause notice of the execution of amendment to be mailed to each Warrantholder, at its address appearing on the Warrant Register, within twenty (20) Business Days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such amendment.

(e) The above provisions of this Section 4.08 shall similarly apply to successive Reorganization Events.

(f) If this Section 4.08 applies to any event or occurrence, no other provision of this Article 4 shall apply to such event or occurrence (other than Section 4.07).

Section 4.09 New Common Stock Outstanding; Shares Reserved for Issuance on Exercise.

(a) For the purposes of this Article 4, the number of shares of New Common Stock at any time outstanding shall not include shares held, directly or indirectly, by the Company.

(b) The Board of Directors has authorized and reserved for issuance such number of shares of New Common Stock as will be issuable upon the exercise of all outstanding Warrants for shares of New Common Stock (assuming, for purposes of this covenant, that Full Physical Settlement applies to all Warrants exercised hereunder). The Company covenants that all shares of New Common Stock that shall be so issuable shall be duly and validly issued, fully paid and non-assessable.

(c) The Company agrees to authorize and direct its current and future transfer agents for the New Common Stock to reserve for issuance the number of shares of New Common Stock specified in this Section 4.09. The Company shall instruct the transfer agent to deliver to the Warrant Agent, upon written request from the Warrant Agent substantially in the form of Exhibit C (or as separately agreed between the Warrant Agent and the transfer agent), stock certificates (or beneficial interests therein) required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Warrant Agreement. The Company shall pay to the Warrant Agent, as agent for the Warrantholders, any Cash that may be payable as provided in this Article 5. Promptly after the date of expiration of Warrants, the Warrant Agent shall certify to the Company the aggregate Number of Warrants then outstanding, and thereafter no shares shall be required to be reserved in respect of such Warrants.

Section 4.10 Calculations.

(a) Subject to Section 4.10(b), the Company shall be responsible for making all calculations called for under this Warrant Agreement, including the Exercise Date, the Closing Sale Price, the Exercise Price, the Number of Warrants for each Warrant Certificate and the number of shares of New Common Stock or Units of Reference Property, if any, to be issued upon exercise of any Warrants. The Company shall make the foregoing calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Warrantholders. The Company shall provide a schedule of the Company’s calculations to the Warrant Agent, and the Warrant Agent is entitled to rely upon the accuracy of the Company’s calculations without independent verification.

(b) For purposes of the computation of any adjustments required under Article 4, fair value shall be determined by the Board of Directors in good faith; provided that if the holders of 25% or more of the outstanding Warrants shall object to any such determination, such fair value shall be determined by an independent appraiser selected by such holders and reasonably satisfactory to the Company. The fees and expenses of such independent appraiser shall be paid by the Company. The holders of Warrants shall be notified promptly of any consideration other than cash to be received or paid by the Company and furnished with a description of the consideration and the fair value thereof, as determined in accordance with the foregoing provisions.

Section 4.11 Notice of Adjustments. Whenever the Exercise Price or the Number of Warrants for each Warrant Certificate is adjusted, the Company shall promptly mail, or cause to be mailed, to the Warrantholders a notice of the adjustment in accordance with Section 6.16. The Company shall file with the Warrant Agent such notice and an Officer’s Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct, and the Warrant Agent shall not be deemed to have any knowledge of any adjustments unless and until it has received such certificate. The Warrant Agent shall not be under any duty or responsibility with respect to any such certificate except to exhibit the same to any Warrantholder desiring inspection thereof.

Section 4.12 Warrant Agent Not Responsible for Adjustments or Validity. The Warrant Agent shall at no time be under any duty or responsibility to any Warrantholder to determine whether any facts exist that may require an adjustment of the Exercise Price and the Number of Warrants for each Warrant Certificate, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, herein or in any supplemental agreement provided to be employed, in making the same. The Warrant Agent shall have no duty to verify or confirm any calculation called for hereunder. The Warrant Agent shall have no liability for any failure or delay in performing its duties hereunder caused by any failure or delay of the Company in providing such calculations to the Warrant Agent. The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of New Common Stock or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to this Article 4, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any Cash payment or to issue, transfer or deliver any shares of New Common Stock or stock certificates or other securities or property or scrip upon the surrender of any Warrant for the purpose of exercise or upon any adjustment pursuant to this Article 4, or to comply with any of the covenants of the Company contained in this Article 4.

Section 4.13 Statements on Warrants. The form of Warrant Certificate need not be changed because of any adjustment made pursuant to this Article 4, and Warrant Certificates issued after such adjustment may state the same information (other than the adjusted Exercise Price and the adjusted Number of Warrants for such Warrant Certificates) as are stated in the Warrant Certificates initially issued pursuant to this Warrant Agreement.

Article 5

Other Provisions Relating to Rights of Warrantholders

Section 5.01 No Rights as Stockholders. Nothing contained in this Warrant Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders of any Warrant Certificate or any Warrants, by virtue of holding Warrants, the right to vote, to consent, to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of New Common Stock, to receive notice as stockholders with respect to any meeting of stockholders for the election of the Company’s directors or any other matter, or to exercise any rights whatsoever as the Company’s stockholders unless, until and only to the extent such holders become holders of record of shares of New Common Stock issued upon settlement of the Warrants.

Section 5.02 Mutilated or Missing Warrant Certificates. If any Warrant Certificate at any time is mutilated, defaced, lost, destroyed or stolen, then on the terms set forth in this Warrant Agreement, such Warrant Certificate may be replaced with a new Warrant Certificate, of like date and tenor and representing the same number of Warrants, at the cost of the applicant (including legal fees of the Company) at the office of the Warrant Agent. The applicant for a new Warrant Certificate shall, in the case of any mutilated or defaced Warrant Certificate, surrender such Warrant Certificate to the Warrant Agent and, in the case of any lost, destroyed or stolen Warrant Certificate, furnish evidence satisfactory to the Company of such loss, destruction or theft, and, in each case, furnish evidence satisfactory to the Company of the ownership and authenticity of the Warrant together with such indemnity and security as required separately by the Company and the Warrant Agent. Such indemnity and security may include, inter alia, a corporate bond of indemnity satisfactory to the Warrant Agent. Any such new Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant Certificate shall be at any time enforceable by anyone. An applicant for such a substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe. All Warrant Certificates shall be held and owned upon the express condition that the foregoing provisions are exclusive with respect to the substitution for lost, stolen, mutilated or destroyed Warrant Certificates, and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the substitution for and replacement of negotiable instruments or other securities without their surrender.

Section 5.03 Modification, Waiver and Meetings.

(a) This Warrant Agreement may be modified or amended by the Company and the Warrant Agent, without the consent of the holder of any Warrant, for the purposes of, among other things, (i) curing any ambiguity or correcting or supplementing any defective provision contained in this Warrant Agreement; (ii) to add or modify any other provisions in regard to matters or questions arising in this Warrant Agreement which the Company and the Warrant Agent may deem necessary or desirable; or (iii) providing for the assumption of the Company’s obligations in the case of a merger, consolidation, conveyance, sale, lease or other transfer; provided that, in each case, any such modification or amendment does not adversely affect the interests of the Warrantholders in any material respect.

(b) Modifications and amendments to this Warrant Agreement or to the terms and conditions of Warrants may also be made by the Company and the Warrant Agent, and noncompliance with any provision of the Warrant Agreement or Warrants may be waived, with the written consent of the Warrantholders of Warrants representing a majority of the aggregate Number of Warrants at the time outstanding.

(c) However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of:

(1) each Warrantholder affected:

(A) change the Expiration Date; or

(B) increase the Exercise Price or decrease the Number of Warrants (except as set forth in Article 4);

(2) two-thirds of the Warrantholders affected:

(A) impair the right to institute suit for the enforcement of any payment or delivery with respect to the exercise and settlement of any Warrant;

(B) except as otherwise expressly permitted by provisions of this Warrant Agreement concerning specified reclassifications or corporate reorganizations, impair or adversely affect the exercise rights of Warrantholders, including any change to the calculation or payment of the Full Physical Share Amount or the Net Share Amount, as applicable;

(C) reduce the percentage of Warrants outstanding necessary to modify or amend this Warrant Agreement or to waive any past default; or

(D) reduce the percentage in Warrants outstanding required for any other waiver under this Warrant Agreement.

Article 6

Concerning the Warrant Agent and Other Matters

Section 6.01 Payment of Certain Taxes.

(a) The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable upon the initial issuance of the Warrants hereunder.

(b) The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable upon the issuance of New Common Stock upon the exercise of Warrants hereunder and the issuance of stock certificates in respect thereof in the respective names of, or in such names as may be directed by, the exercising Warrantholders; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such stock certificate, any Warrant Certificates or other securities in a name other than that of the registered holder of the Warrant Certificate surrendered upon exercise of the Warrant, and the Company shall not be required to issue or deliver such certificates or other securities unless and until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 6.02 Certain Tax Filings. The Warrant Agent shall prepare and file with the appropriate governmental agency all appropriate tax information forms in respect of any payments made by the Warrant Agent hereunder (including, without limitation, Internal Revenue Service Form 1099-B) during each calendar year, or any portion thereof, during which the Warrant Agent performs services hereunder.

Section 6.03 Change of Warrant Agent.

(a) The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder (except for liability arising as a result of the Warrant Agent’s own negligence, willful misconduct or bad faith) after giving 60 days’ notice in writing to the Company, except that such shorter notice may be given as the Company shall, in writing, accept as sufficient. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor warrant agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 60 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated warrant agent or by any holder of Warrants (who shall, with such notice, submit his Warrant Certificate for inspection by the Company), then the holder of any Warrants may apply to any court of competent jurisdiction for the appointment of a successor warrant agent.

(b) The Warrant Agent may be removed by the Company at any time upon 30 days’ written notice to the Warrant Agent; provided, however, that the Company shall not remove the Warrant Agent until a successor warrant agent meeting the qualifications hereof shall have been appointed.

(c) Any successor warrant agent, whether appointed by the Company or by such a court, shall be a corporation or banking association organized, in good standing and doing business under the laws of the United States of America or any state thereof or the District of Columbia, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by Federal or state authority and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such successor warrant agent shall be deemed to be the combined capital and surplus as set forth in the most recent report of its condition published prior to its appointment; provided that such reports are published at least annually pursuant to law or to the requirements of a Federal or state supervising or examining authority. After acceptance in writing of such appointment by the successor warrant agent, such successor warrant agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor warrant agent with like effect as if originally named as warrant agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor warrant agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor warrant agent all the authority, powers and rights of such predecessor warrant agent hereunder; and upon request of any successor warrant agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing to more fully and effectually vest in and conform to such successor warrant agent all such authority, powers, rights, immunities, duties and obligations. Upon assumption by a successor warrant agent of the duties and responsibilities hereunder, the predecessor warrant agent shall deliver and transfer, at the expense of the Company, to the successor warrant agent any property at the time held by it hereunder. As soon as practicable after such appointment, the Company shall give notice thereof to the predecessor warrant agent, the Warrantholders and each transfer agent for the shares of its New Common Stock. Failure to give such notice, or any defect therein, shall not affect the validity of the appointment of the successor warrant agent.

(d) Any entity into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any person succeeding to all or substantially all of the corporate trust or agency business of the Warrant Agent, shall be the successor Warrant Agent under this Warrant Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such entity would be eligible for appointment as a successor warrant agent under Section 6.03(c). In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Warrant Agreement, any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrant Certificates so countersigned, and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Warrant Agreement.

(e) In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Warrant Agreement.

Section 6.04 Compensation; Further Assurances. The Company agrees that it will (a) pay the Warrant Agent reasonable compensation for its services as Warrant Agent in accordance with Exhibit D attached hereto and, except as otherwise expressly provided, will pay or reimburse the Warrant Agent upon written demand for all reasonable expenses, disbursements and advances incurred or made by the Warrant Agent in accordance with any of the provisions of this Warrant Agreement (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may arise from its or any of their negligence, willful misconduct or bad faith, and (b) perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

Section 6.05 Reliance on Counsel. The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the written opinion of such counsel or any advice of legal counsel subsequently confirmed by a written opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such written opinion or advice.

Section 6.06 Proof of Actions Taken. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any matter be proved or established by the Company prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Warrant Agent, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Warrant Agent; and such Officer’s Certificate shall, in the absence of bad faith on the part of the Warrant Agent, be full warrant to the Warrant Agent for any action taken, suffered or omitted in good faith by it under the provisions of this Warrant Agreement in reliance upon such certificate; but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such fact or matter or may require such further or additional evidence as to it may seem reasonable.

Section 6.07 Correctness of Statements. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Warrant Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

Section 6.08 Validity of Agreement. From time to time, the Warrant Agent may apply to any officer of the Company for instruction and the Company shall provide Warrant Agent with such instructions concerning the services to be provided hereunder. The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of notice thereof from the Company. The Warrant Agent shall not be under any responsibility in respect of the validity of this Warrant Agreement or the execution and delivery hereof or in respect of the validity or execution of any Warrant Certificates (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant Certificate; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of New Common Stock to be issued pursuant to this Warrant Agreement or any Warrants or as to whether any shares of New Common Stock will, when issued, be validly issued and fully paid and nonassessable.

Section 6.09 Use of Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents provided that the Warrant Agent shall remain responsible for the activities or omissions of any such agent or attorney.

Section 6.10 Liability of Warrant Agent. The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of Warrants for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted in good faith by the Warrant Agent in the execution of this Warrant Agreement or otherwise arising in connection with this Warrant Agreement, except as a result of the Warrant Agent’s negligence or willful misconduct or bad faith. The Warrant Agent agrees to indemnify the Company and save it harmless against any and all losses, expense and liabilities, including judgments, costs and reasonable counsel fees arising out of or attributable to the Warrant Agent’s refusal or failure to comply with the terms of this Warrant Agreement, or which arise out of Warrant Agent’s negligence or willful misconduct or bad faith or which arise out of the breach of any representation or warranty of the Warrant Agent hereunder, for which the Warrant Agent is not entitled to indemnification under this Warrant Agreement; provided, however, that, other than in the case of the Warrant Agent’s bad faith, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with actions under this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses.

Section 6.11 Legal Proceedings. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Warrantholders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Warrant Agreement.

Section 6.12 Other Transactions in Securities of the Company. The Warrant Agent in its individual or any other capacity may become the owner of Warrants or other securities of the Company, or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

Section 6.13 Actions as Agent. The Warrant Agent shall act hereunder solely as agent and not in a ministerial or fiduciary capacity, and its duties shall be determined solely by the provisions hereof. The duties and obligations of the Warrant Agent shall be determined solely by the express provisions of the Warrant Agreement, and the Warrant Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in the Warrant Agreement. No implied covenants or obligations shall be read into the Warrant Agreement against the Warrant Agent. No provision of the Warrant Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in good faith in connection with this Warrant Agreement except for its own negligence or willful misconduct or bad faith.

Section 6.14 Appointment and Acceptance of Agency. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Warrant Agreement, and the Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth.

Section 6.15 Successors and Assigns. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 6.16 Notices. Any notice or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by any Warrantholder to or on the Company shall be sufficiently given or made if sent by mail first-class, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Cooper-Standard Holdings Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

Attention: General Counsel

Fax: (248) 596-6535

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention:	Gary L. Kaplan
David L. Shaw
Fax: (212) 859-4000

Any notice or demand authorized by this Warrant Agreement to be given or made by any Warrantholder or by the Company to or on the Warrant Agent shall be sufficiently given or made if sent by mail first-class, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Trust Company, N.A.

Address: 250 Royall Street, Canton, Massachusetts 02021

Attention: General Counsel

Re: Cooper-Standard Holdings Inc. Warrant Agreement

Fax: (781) 575-4210

Any notice or demand authorized by this Warrant Agreement to be given or made to any Warrantholder shall be sufficiently given or made if sent by first-class mail, postage prepaid to the last address of such Warrantholder as it shall appear on the Warrant Register. Any notice to the owners of a beneficial interest in a Global Warrant shall be distributed through the Depositary in accordance with the procedures of the Depositary, and such notice shall be deemed to be effective at the time of dispatch to the Depositary.

Section 6.17 Applicable Law; Jurisdiction. The validity, interpretation and performance of this Warrant Agreement and of the Warrant Certificates shall be governed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably consent to the jurisdiction of the courts of the State of New York and any federal court located in such state in connection with any action, suit or proceeding arising out of or relating to this Warrant Agreement.

Section 6.18 Benefit of this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any Person or corporation other than the parties hereto and the Warrantholders any right, remedy or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements in this Warrant Agreement contained shall be for the sole and exclusive benefit of the parties hereto and their successors and of the Warrantholders.

Section 6.19 Registered Warrantholders. Prior to due presentment for registration of transfer, the Company and the Warrant Agent may deem and treat the Person in whose name any Warrants are registered in the Warrant Register as the absolute owner thereof for all purposes whatever (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Company or the Warrant Agent) and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary or be bound to recognize any equitable or other claim to or interest in any Warrants on the part of any other Person and shall not be liable for any registration of transfer of Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer or with such knowledge of such facts that its participation therein amounts to bad faith.

Section 6.20 Inspection of this Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times for inspection by any registered Warrantholder at the principal office of the Warrant Agent (or successor warrant agent). The Warrant Agent may require any such holder to submit his Warrant Certificate for inspection by it before allowing such holder to inspect a copy of this Warrant Agreement.

Section 6.21 Headings. The Article and Section headings herein are for convenience only and are not a part of this Warrant Agreement and shall not affect the interpretation thereof.

Section 6.22 Counterparts. This Warrant Agreement may be executed in any number of counterparts on separate counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 6.23 Entire Agreement. This Warrant Agreement and the Warrant Certificates constitute the entire agreement of the Company, the Warrant Agent and the registered holders of the Warrant Certificates with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Company, the Warrant Agent and the registered holders of the Warrant Certificates with respect to the subject matter hereof.

Section 6.24 Severability. Wherever possible, each provision of this Warrant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant Agreement.

Section 6.25 Damages. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

Section 6.26 Force Majeure. Notwithstanding anything to the contrary contained herein, no party shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

Section 6.27 Survival. All provisions regarding indemnification, warranty, liability and limits thereon shall survive the termination or expiration of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

Cooper-Standard Holdings Inc.

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: V.P., General Counsel & Secretary

Computershare Inc. and Computershare Trust Company, N.A., collectively as Warrant Agent For both parties:

By:	/s/ Thomas Borbely
Name: Thomas Borbely
Title: Manager, Corporate Actions

SIGNATURE PAGE TO WARRANT

EXHIBIT A-1

FORM OF GLOBAL WARRANT LEGEND

UNLESS THIS GLOBAL WARRANT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO COOPER-STANDARD HOLDINGS INC. (THE “ISSUER”), THE CUSTODIAN OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFER OF THIS GLOBAL WARRANT SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO THE COMPANY, DTC, THEIR SUCCESSORS AND THEIR RESPECTIVE NOMINEES.

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EXHIBIT A-2

FORM OF RESTRICTED WARRANT LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT, AND SUCH STATE LAW, OR THE COMPANY RECEIVES A WRITTEN OPINION OF LEGAL COUNSEL (WHO SHALL BE, AND WHOSE LEGAL OPINION SHALL BE, REASONABLY SATISFACTORY TO THE COMPANY) ADDRESSED TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED. THE TRANSFERABILITY OF THIS SECURITY IS ALSO SUBJECT TO RESTRICTIONS CONTAINED IN THE WARRANT AGREEMENT, DATED AS OF                  , 2010, BETWEEN THE COMPANY AND A WARRANT AGENT, WHICH WARRANT AGREEMENT THE COMPANY WILL FURNISH TO THE HOLDER HEREOF UPON REQUEST.

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EXHIBIT B

FORM OF WARRANT CERTIFICATE

B-1

EXHIBIT C

FORM OF NEW COMMON SHARES REQUISITION ORDER

[Date]

Via Facsimile [                    ]

Cooper-Standard Holdings Inc.

[            ]

[            ]

Re:	DWAC Issuance

Control No. [                    ]

Ladies and Gentlemen:

You are hereby authorized to issue and deliver the shares of New Common Stock as indicated below via DWAC. The shares are being issued to cover the exercise of Warrants under the Warrant Agreement, dated as of [                    ], 2010, between Cooper-Standard Holdings Inc., and Computershare Inc. and Computershare Trust Company, N.A., together, as Warrant Agent (the “Warrant Agreement”). Defined terms used but not defined herein have the meaning assigned to them in the Warrant Agreement.

Number of Shares:

Original Issue or

Transfer from Treasury Account

Broker Name:

Broker’s DTC Number:

Contact and Phone:

C-1

The Broker will initiate the DWAC transaction on (date).

Sincerely,

[ ], as Warrant Agent

By:
Name:
Title:

cc:	[Insert name] via facsimile [insert fax number]

Broker

C-2

EXHIBIT D

Fee Schedule To Serve As Warrant Agent For Cooper-Standard Holdings Inc.

A.	FEES FOR SERVICES *

$10,000.00		Set –up Fee (includes first years annual maintenance fee)

$1,500.00		Annual Maintenance Fee

$25.00	**	Per Transfer of Warrants

$50.00	**	Per Exercise of Warrants

$100.00	**	Per Wire Transfer

*	Excludes out-of-pocket expenses as described in Section C, “Items Not Covered”
**	Maximum fee payable per transfer or exercise, as applicable, regardless of the number of Warrants transferred or exercised.

B.	SERVICES COVERED

•	Designating an operational team to establish Warrant Agent procedures and duties, including document review, execution of legal agreement , operations management, and on-going updates and reporting

•	Establish Warrant issue under Cooper-Standard Holdings on Computershare’s Transfer Agent record keeping system

•	Coordinate Warrant exercise and transfer procedures with the Depositary Trust Company

•	Distribute Warrants to holders in connection with Cooper-Standard Holdings’ emergence from Bankruptcy

•	Process Warrant exercise and transfer requests by issuing certificates or, if applicable, through the Direct Registration System

•	Tracking and reporting the number of warrants issued, transferred, outstanding and exercised, as required

•	Processing warrants received and converted

•	Deposit Warrant conversion checks and incoming wire transfers daily and forward all participant funds to Cooper-Standard Holdings

•	Providing receipt summation of checks and wire transfers received

•	Issuing and mailing stock certificates, DRS share statements and warrants

D-1

•	Affixing legends to appropriate stock certificates, where applicable

•	Replace lost, stolen or destroyed securities in accordance with UCC guidelines and Computershare policy (subject to shareholder-paid fee and bond premium)

•	Process and post address changes plus mail confirmations if required

•	Obtain W-9 and W8-BEN certifications

•	Comply with SEC mandated annual lost shareholder search

•	Perform OFAC (Office of Foreign Asset Control) and Patriot Act reporting

•	Produce daily transfer reports and post them for online viewing

C.	ITEMS NOT COVERED

•	Services associated with new duties, legislation or regulatory fiat which become effective after the date of this proposal (these will be provided on an appraisal basis)

•	All out-of-pocket expenses such as telephone line charges, overprinting, checks, cash management fees, postage, stationery, wire transfers, etc. (these will be billed as incurred)

•	Overtime charges assessed in the event of late delivery of material for mailings unless the target mail date is rescheduled

•	Overtime charges assessed in the event of a special request by client

•

Special reporting requests (including but not limited to escheatment, reconciliation and audit reports) and requests to expedite processed items outside of our standard target of 7-10 day turn around time

•	Requests to expedite conversion of shareholder records in less than 3 days (minimum $2,500)

•	Subsequent changes or updates to the certified shareholder records

•	Shareholder processing rush fee of $250 per presentation

D.	ASSUMPTIONS

•	Proposal based upon document review and information known at this time about the transaction.

•	Significant changes made in the terms or requirements of this transaction could require modifications to this proposal

•	Assumes the use of Computershare’s QuickCert for warrant certificates

•	Proposal based upon approximately 500 warrant holders of record

E.	PAYMENT FOR SERVICES

The Set-up Fee will be rendered and payable upon execution of this agreement. An invoice for any out-of-pockets and per item fees realized will be rendered and payable on a monthly basis, except for postage expenses in excess of $5,000. Funds for such mailing expenses must be received one (1) business day prior to the scheduled mailing date.

D-2